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                                                                  Exhibit 10.28

                                AMENDMENT


     AMENDMENT dated August 16, 1993 to the letter agreement (the "Agreement") dated March 12, 1993 by and between Ronald J. Jackson (the "Executive") and Fisher-Price, Inc., a Delaware corporation (the "Company").

     The Executive and the Company agree that the Amendment shall be amended by amending paragraph 5 thereof so that it reads in its entirety as follows:

     If there is a Change of Control of Fisher-Price and thereafter you elect to resign from Fisher-Price or your employment is terminated (a "Qualified Termination"), Fisher-Price shall pay you in a lump sum, within 10 days of your termination of employment, an amount equal to the product of (x) three, and
(y) the sum of your then annual salary (not less than your Base Salary) and the incentive payment calculated under the Incentive Bonus Plan (designated "EIB Award" in said Plan), as in effect immediately prior to the Change of Control, using a Corporate/Unit Rating of 1.50 and an Individual Rating of 1.50, as those terms are used in the Incentive Bonus Plan as in effect immediately prior to the Change of Control. The above payments shall be reduced by customary Federal and state withholding taxes, as required by law. In addition, for three years after a Qualified Termination, Fisher-Price shall continue to provide you with medical insurance no less favorable than that provided to you immediately prior to the Change of Control on terms no less favorable (including co-payments and deductibles) to you than the terms existing immediately prior to the Change of Control. For purposes of determining your eligibility (but not the time of commencement of benefits) for retiree medical benefits you shall be considered to have remained employed until three years after your date of termination and to have retired on the last day of such period. Upon a Change of Control, all shares of restricted Common Stock held by you shall become free of all restrictions and fully vested and all non-statutory options shall become immediately exercisable and fully vested. In the event it shall be determined that any payment or distribution by Fisher-Price for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any additional payments required pursuant to this sentence) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.


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     For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

     a. Any "Person", which shall mean a "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Fisher-Price, any trustee or other fiduciary holding securities under an employee benefit plan of Fisher-Price, or any company owned, benefit plan of Fisher-Price, or any company owned, directly or indirectly, by the stockholders of Fisher-Price in substantially the same proportions as their ownership of stock of Fisher-Price), is or becomes the "beneficial owner" (as defined in Rules 13d-3 under the Exchange Act), directly or indirectly, of securities of Fisher-Price representing 30% or more of the combined voting power of Fisher-Price's then outstanding voting securities;

     b. during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board of Directors of Fisher-Price (the "Board"), and any new director whose election by the Board, or whose nomination for election by Fisher-Price's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors (other than in connection with a contested election) before the beginning of the period cease for any reason to constitute at least a majority thereof;

     c. the stockholders of Fisher-Price approve (1) a plan of complete liquidation of Fisher-Price or (2) the sale or disposition by Fisher-Price of all or substantially all of Fisher-Price's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in subparagraphs (d)(1) or
          (d)(2); or

     d. the consummation of a merger or consolidation of Fisher-Price with any other company other than:

          1. such a merger or consolidation which would result in the voting securities of Fisher-Price outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity more than 70% of the combined voting power of Fisher-Price's or such surviving entity's outstanding voting securities immediately after such merger or consolidation; or


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          2.  such a merger or consolidation, which would result in the directors of Fisher-Price who were directors immediately prior thereto, continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

     In this paragraph d., "surviving entity" shall mean only an entity in which all of Fisher-Price's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation, and the phrase "directors of Fisher-Price who were directors immediately prior thereto" shall include only individuals who were directors of Fisher-Price at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation, or who were new directors (other than any director nominated in connection with a contested election, or a director designated by a Person who has entered into an agreement with Fisher-Price to effect a transaction described in paragraphs c.2, d.1 or d.2 of this Section) whose election by the Board, or whose nomination for election by Fisher-Price's stockholders was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of such period.

     Except as provided above, the Agreement shall remain in full force and effect.


                         FISHER-PRICE, INC.

                         /s/ Rodney V. Campbell
                         ----------------------------
                         Rodney V. Campbell
                         Senior Vice President
                         Chief Administrative Officer


Accepted:


/s/ Ronald J. Jackson
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Ronald J. Jackson

As of September 7, 1993
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Dated


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